Wells REIT II
Message to Stockholders
from Leo Wells

Dear Wells REIT II Investor,

Your Wells REIT II portfolio has become the largest nontraded REIT office portfolio in the country, with more than 90 quality office buildings leased to many of America’s best corporations, including 54 Fortune 500 companies or their subsidiaries.1 As a fellow Wells REIT II investor, I’m proud to participate with you as an owner of what I believe is a truly outstanding real estate portfolio.

2010 and 2011 have been years of steady progress in the life-cycle of Wells REIT II. Our primary focus is now on active portfolio management. This includes selective property purchases and sales as we seek to position the portfolio to go “full cycle” through a potential listing or liquidation.

We already have taken several significant steps toward this “full cycle” goal. Wells REIT II has been awarded an “Investment Grade” credit rating by Standard & Poor’s and Moody’s rating services. Banks also have acknowledged the financial strength of Wells REIT II by providing access to a line of credit of up to $500 million.

Because of Wells REIT II’s low level of portfolio debt — currently at 25.8% — and access to capital, we have been able to make strategic new acquisitions, such as the Market Square campus in Washington, D.C.2 Key additional sales and purchases are all part of managing the portfolio for a strong roster of properties, centered around the REIT’s portfolio objectives — top-quality buildings in top markets, leased long-term to strong, creditworthy tenants.

The Next Step Forward for Wells REIT II

Wells REIT II has reached the point in the REIT life-cycle where the next step forward is to provide an updated estimate of the value per share. Wells REIT II is currently working with an independent valuation firm to complete an initial appraisal of the portfolio‘s net assets (meaning the properties and the debt associated with them). This firm will then use its appraisal as the basis for calculating a new estimated value per share for Wells REIT II. This net-asset-value, or NAV, per share will be published this November. Going forward, we will continue to revalue the shares each year until Wells REIT II either liquidates its assets or lists its shares on a public exchange.

This valuation will have no effect on the dollar amount of your quarterly distributions. Your distributions will continue to be calculated as they always have been, on a cents-per-share basis, regardless of share value.

Wells REIT II Life Cycle

	Started Nov. 2003						Oct. 2015 or earlier
	Fundraising		Property Acquisition		Portfolio Management		Exit Strategies	List Liquidate

•	Statement of investment objectives and intended use of net proceeds from offering	•	Funds primarily used for property purchases	•	Property assets are actively monitored and managed	•	Nears completion of its life cycle
•	Commencement of receiving investor monies	•	Portfolio achieves greater diversification	•	Program matures and may experience: – Acquisitions – Lease renewals/new leases – Dispositions	•	List: May be listed on public exchange — shares would be tradeable and may be sold for cash
		•	Portfolio begins to take shape in accordance with stated investment objectives		• Payouts to investors • Additional acquisitions	•	Liquidate: Assets may be sold or liquidated — proceeds would be distributed to investors after payment of fees and expenses or stockholders may vote to extend offering (see prospectus)
		•	Property assets are actively monitored and managed	•	Portfolio valuation/appraisal 18 months after completion of offering
		•	Property acquisition continues				Life cycle represents management's intentions; actual timing of events may vary, and there are no assurances that objectives will be met.
1As of Aug. 31, 2011.
2This ratio is calculated as of June 30, 2011. See “Portfolio Details” on the back of this report for a definition of “leverage.”

FOR WELLS REIT II INVESTORS AND THEIR FINANCIAL PROFESSIONALS ONLY

Porfolio Details

Total Investor Accounts	139,674
Gross Real Estate Assets	$5.9 billion [3]
Leverage	25.8% [4]
Total Properties/Buildings	72/93
States Represented	24 [5]
Total Square Footage	22,642,229
Major Industries Represented	45
Average Lease Term Remaining	6.4 Years
Total Tenants	298
Weighted-Average Credit Rating of Rated Tenants (62.3%)(6)	BBB+
Company Credit Rating (Standard & Poor’s Rating Service)	BBB-
Total % Leased	94.2%[7]
% Office Properties	99.3%[8]
% Hotel Properties	0.7%[8]

[3] Includes gross real estate assets and gross intangible lease assets (liabilities) that were assumed in connection with real estate acquisitions per the June 30, 2011 balance sheet provided in the Form 10-Q filed with the SEC on August 12, 2011.

[4] This ratio is calculated as of June 30, 2011. For purposes of this report, “leverage” is the same as the debt-to-real-estate asset ratio used in our SEC filings and is defined as total third-party borrowings divided by the sum of gross real estate assets plus gross intangible lease assets (liabilities), as reflected on the balance sheets included in our 10-K and 10-Q filings.

[5] States include District of Columbia; countries represented are the United States and Russia.
[6] The percentage of rated tenants in the portfolio includes tenants who are rated companies or who are affiliates or subsidiaries of rated companies.
[7] Based on total square footage. Does not include the Cleveland Marriott Downtown at Key Center.
[8] Based on property value as determined by purchase price.

While we believe that Wells REIT II reflects the fiscal health that comes from financial prudence and quality assets, we haven’t been immune to the volatility in the real estate market over the past three years. Therefore, we believe this share valuation is an important step for Wells REIT II, because it will allow us to understand the market’s impact on the portfolio and better evaluate how to best position Wells REIT II for an eventual liquidity event. I know you’ll be interested in this first “snapshot” of how your net real estate portfolio is valued in the market. So be watching in November for a special update on the new estimated net-asset-value (NAV) per-share of Wells REIT II.

A Word About the Share Redemption Program (SRP)

As you know, Wells REIT II is a long-term investment program, and shares may not be easily redeemed or sold. Yet, in the event of a stockholder’s death, qualifying disability, or qualification for federal assistance for confinement to a nursing home, the stockholder’s shares can be redeemed through our SRP. At present, such redemptions are made at 100% of the original purchase price per share. Following the announcement of the new estimated NAV-per-share in November, we will begin to redeem such requests at 100% of the new estimated value.9

We recommend that you not pursue “ordinary redemptions,” meaning redemptions of shares for reasons other than those listed above. However, should you anticipate needing to pursue such a redemption, I want to let you know that the Board of Directors has modified the SRP so that, beginning in November, “ordinary redemptions” will be made at 60% of the new estimated NAVper- share. (At present, “ordinary redemptions” are made at 60% of the original purchase price per share.)

We believe this modification is in the best interest of the overwhelming majority of Wells REIT II investors, by supporting continued stable distributions to investors who remain in the REIT. As always, if you have any questions, our Client Services

Specialists will be happy to assist you. To speak with a representative at our headquarters, you may call 800-557-4830, Monday through Thursday between 8:15 a.m. and 6:30 p.m., or Friday between 8:15 a.m. and 5:30 p.m. (ET). They also may be reached via e-mail at client.services@wellsref.com.

I hope you will join me in looking forward to the steps we’re taking toward the future for Wells REIT II and you, its investors.

Sincerely,
Leo F. Wells III
Chairman of the Board
Wells REIT II

6200 The Corners Parkway, Norcross, GA 30092-3365 • 800-448-1010 • www.WellsREITII.com
FOR WELLS REIT II INVESTORS AND THEIR FINANCIAL PROFESSIONALS ONLY